UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                 FORM 8-K

                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  October 31, 2002



Commission        Registrant; State of Incorporation;     IRS Employer
File Number       Address; and Telephone Number           Identification Number
-----------       -----------------------------------     ---------------------
1-13739           UNISOURCE ENERGY CORPORATION            86-0786732
                  (An Arizona Corporation)
                  One South Church, Suite 100
                  Tucson, AZ  85701
                  (520) 571-4000


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Item 5.   Other Events
----------------------

     UniSource Energy Corporation (UniSource Energy) and Citizens Communications Company (Citizens) have entered into two Asset Purchase Agreements, each dated October 29, 2002, one of which provides for the purchase by UniSource Energy of Citizens' electric utility business in Arizona and the other of which provides for the purchase by UniSource Energy of Citizens' gas utility business in Arizona. The asset purchases are expected to close in the second half of 2003 after the conditions to the consummation of the transactions, including federal and state regulatory approvals, are satisfied or waived.

     The Asset Purchase Agreements are filed as exhibits to this report and are incorporated herein by reference. The descriptions of the Asset Purchase Agreements set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Asset Purchase Agreements.

     The terms of the two Asset Purchase Agreements, other than pricing and descriptions of the assets, are substantially identical. Under the Asset Purchase Agreements, UniSource Energy will pay a total of $230 million in cash at the closing for both transactions, subject to adjustment based on the date on which the transactions are closed and, in each case, on the amount of certain assets and liabilities of the purchased business at the time of closing. The purchase price in either transaction may also be adjusted if there is a casualty loss, governmental taking, or discovery of substantial additional environmental liabilities, in each case subject to materiality thresholds, prior to the closing. UniSource Energy will assume certain liabilities associated with the purchased assets, but will not assume Citizens' obligations under the industrial development revenue bonds issued to finance certain of the purchased assets on which Citizens will remain the economic obligor.

     The Asset Purchase Agreements contain covenants of the parties that, among other things, generally require Citizens to conduct the business and operate the purchased assets prior to the closing in accordance with good utility practices and require Citizens and UniSource Energy to undertake certain efforts to achieve the closing of the transactions.

     The closing of the transactions is subject to approval of the Arizona Corporation Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions.

     The Asset Purchase Agreements are subject to termination if the closing has not occurred within 15 months of the date of the Asset Purchase Agreements (subject to extension in limited circumstances), if a governmental authority seeks to prohibit the transactions, if required regulatory approvals are not obtained with satisfactory terms and conditions, or if either party is in material breach and such breach is not cured. If one Asset Purchase Agreement is terminated, the other will also be automatically terminated. If the Asset Purchase Agreements are terminated by Citizens due to UniSource Energy's breach, UniSource Energy must pay to Citizens a $25 million termination fee as liquidated damages. If the Asset Purchase Agreements are terminated by UniSource Energy due to Citizen's breach, Citizens must pay to UniSource Energy a $10 million termination fee as liquidated damages. The termination fees are also payable in certain other limited circumstances.

     Citizens' electric systems, which consist primarily of transmission and distribution facilities, serve a total of approximately 77,000 retail customers in Santa Cruz and Mohave Counties, having a historical maximum peak demand of approximately 300 megawatts. In connection with the purchase of the electric business, UniSource Energy will assume Citizens' power purchase agreement with Pinnacle West Capital Corporation under which Citizens currently purchases substantially all of its electric requirements. Citizens' natural gas systems, which consist primarily of distribution facilities, serve a total of approximately 122,000 retail customers in Santa Cruz, Mohave, Yavapai, Coconino, Navajo and Apache Counties. In connection with the purchase of the gas business, UniSource Energy will assume six gas purchase agreements under which Citizens currently purchases substantially all of its gas requirements. Substantially all of Citizens electric and gas customers are in the residential and commercial classifications.

     Tucson Electric Power Company (TEP), UniSource Energy's principal subsidiary, currently provides electric service to over 350,000 retail customers in the Tucson metropolitan area in Pima
County, as well as parts of Cochise County.   TEP also sells
electricity to other utilities and power marketing entities in the western U.S.

     Under the Asset Purchase Agreements, UniSource Energy and Citizens will assume joint responsibility for completing two utility rate cases that Citizens has pending before the Arizona Corporation Commission. UniSource Energy expects to reduce the amount of rate relief requested due to the significant discount represented by the purchase price.

     UniSource Energy expects that the purchase price will be financed by funds from UniSource Energy and its affiliates and debt secured by the purchased assets. UniSource Energy may also consider financing a portion of the purchase with new equity, depending on market conditions and other factors. UniSource Energy expects to form a new subsidiary to hold the purchased assets, which subsidiary will maintain a separate rate structure from TEP.

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Item 7.  Financial Statements and Exhibits
------------------------------------------

Exhibits:

99.1  Asset Purchase Agreement - Electric Utility Business
99.2  Asset Purchase Agreement - Gas Utility Business


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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                UNISOURCE ENERGY CORPORATION
                                ----------------------------
                                        (Registrant)



Date:  October 31, 2002           /s/ Kevin P. Larson
                                ----------------------------
                                     Kevin P. Larson
                                     Vice President and
                                     Chief Financial Officer
                                    (Principal Financial Officer)